Exhibit 10.44

Mark A. Glickman

14 Exeter Drive

Marlboro, NJ 07746

Re: First Amendment to Employment Agreement

Dear Mark:

This Agreement effective August 22, 2007 amends the agreement between you and Oscient Pharmaceuticals Corporation (“OSCIENT”) dated as of August 16, 2007 regarding the terms and conditions of your employment (the “Employment Agreement”). Capitalized terms in this Agreement shall have the meaning ascribed to them in the Employment Agreement unless otherwise expressly provided in this Agreement.

1. Position and Duties. The following provision shall replace in its entirety Paragraph 1 of the Employment Agreement:

1. Position and Duties. Effective August 22, 2007 (the “Start Date”), the Employee shall serve OSCIENT as its Vice President of Sales, on a full-time basis, reporting to the Executive Vice President of Corporate Development and Operations of OSCIENT. The Employee agrees to perform the duties of his position and such other duties as may reasonably be assigned to him from time to time consistent with the Employee’s position. The Employee also agrees that, while employed by OSCIENT, he will devote substantially all of his business time and his best efforts, skill and knowledge exclusively to the advancement of the business and interests of OSCIENT and its subsidiaries and to the discharge of Employee’s duties and responsibilities for them. The Employee warrants that he is free to enter into and fully perform this Agreement and is not subject to any employment, confidentiality, non-competition or other agreement, obligation or restriction which would conflict with this Agreement. For purposes of this Agreement, “Affiliates” means all natural persons and entities directly or indirectly controlling, controlled by or under common control with OSCIENT, where control may be by management authority, control or equity interest.

2. Miscellaneous. Except as expressly modified herein, the Employment Agreement, and all of its terms and provisions, shall remain unchanged and in full force and effect. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

If the foregoing is acceptable to you, please sign this letter in the space provided. At the time you sign and return it this letter will take effect as a binding agreement between you and OSCIENT on the basis set forth above and as of the date first written above.

Sincerely yours,	Accepted and Agreed:

Philippe Maitre	Mark A. Glickman
Sr. Vice President & Chief Financial Officer	August 22, 2007
August 22, 2007